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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NuPathe, Inc.:

        We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-169466 and 333-172911) of NuPathe, Inc. of our report dated March 20, 2012, with respect to the balance sheets of NuPathe, Inc. as of December 31, 2011 and 2010, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2011 and the period from January 7, 2005 (inception) through December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of NuPathe, Inc.

        Our report dated March 20, 2012 contains an explanatory paragraph that states that NuPathe Inc. has incurred recurring losses and negative cash flows from operations since its inception that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 20, 2012

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm